EXHIBIT 3.1
                                                                   -----------

                            ARTICLES OF INCORPORATION
                                       OF
                                   LILM, INC.

     THE UNDERSIGNED person, acting as the sole incorporator under applicable provisions of the Nevada Business Corporation Act, does hereby adopt the following Articles of Incorporation for said corporation.

                                    ARTICLE I
                                      NAME
                    The name of the corporation is LILM, INC.

                                   ARTICLE II
                                    DURATION
                  The duration of the corporation is perpetual.

                                   ARTICLE III
                                    PURPOSES
     The specific purpose for which the corporation is organized is to acquire, manufacture and market the "LIL MARC" a porcelain plastic toilet training device. (a) To engage in any and to develop, market and manufacture complimentary baby products and all activities as may be reasonably related to the foregoing and following purposes.

     (b) To enter into leases, contracts and agreements, to open bank accounts and to conduct financial transactions.

     (c) To engage in any all other lawful purposes, activities and pursuits, which are substantially similar to the foregoing, or which would contribute to accomplishment of the expressed purposes of the corporation.

     (d) To change its primary business purpose from time to time as may be deemed advisable by the Board of Directors.

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     (e) To engage in any other lawful business authorized by the laws of Nevada or any other state or other jurisdiction in which the corporation may be authorized to do business
                                   ARTICLE IV
                                     CAPITAL
     The corporation shall have authority to issue Twenty- Five Million (25,000,000) common shares, one mil (.001) par value. There shall be only one class of authorized shares, to wit: common voting stock. The common stock shall have unlimited voting rights provided in the Nevada Business Corporation Act.
     None of the shares of the corporation shall carry with them the pre-emptive right to acquire additional or other shares of the corporation. There shall be no cumulative voting of shares.

                                    ARTICLE V
                     INDEMNIFICATION AND NUMBER OF DIRECTORS
     No shareholders or directors of the corporation shall be individually liable for the debts of the corporation or for monetary damages arising from the conduct of the corporation. The corporation shall consist of no less than one
(1) officer and director and no more than seven (7)officers and directors.

                                   ARTICLE VI
                                     BY-LAWS
     Provisions for the regulation of the internal affairs of the corporation not provided for in these Articles of Incorporation shall be set forth in the By-Laws.


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                                   ARTICLE VII
                            RESIDENT OFFICE AND AGENT
     The address of the corporation's initial resident office shall be 3350 West, Spring Mountain Road Suite #60, Las Vegas, NV 89102. The corporation's initial registered agent at such address shall be Alewine Limited Liability Company. '
     I hereby acknowledge and accept appointment as corporation registered agent:
                                         Alewine Limited Liability Company, Inc.

                                         By: /s/ GEORGE I. NORMAN III, MANAGER
                                             ------------------------



                                  ARTICLE VIII
                                  INCORPORATORS

              The identity and address of the sole incorporator is:

                        George 1. Norman III (President)
                       3305 West Spring Mountain Road #60
                             Las Vegas, Nevada 89102

     The aforesaid incorporator shall be the initial Director of the corporation and shall act as such until the corporation shall have conducted its organizational meeting or until one or more successors shall have been elected and accepted their election as directors of the corporation.

                           /s/ GEORGE I. NORMAN III
                           ------------------------
                           GEORGE I. Norman III



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     IN WITNESS  WHEREOF,  George I. Norman III, has executed  these Articles of
Incorporation in duplicate this 29th day of December, 1999, and say:

     That I am the sole incorporator herein; that I have read the above and foregoing Articles of Incorporation; that I know the contents thereof and that the same is true to the best of my knowledge and belief, excepting as to matters herein alleged on information and belief, and as to those matters I believe them to be true.



                                          /s/ GEORGE I. NORMAN III
                                          -------------------------
                                          George I. Norman III




State of Utah          )
                       )   ss
County of Salt Lake    )


          Subscribed and sworn before me this 29th day of December, 1999 by George I. Norman III.

                                          /s/ MELANIE HOFER
                                          -------------------
                                          Notary Public




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